Exhibit 5.1

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP

200 WEST MADISON STREET, SUITE 3900

CHICAGO, ILLINOIS 60606

Telephone (312) 984-3100

Facsimile (312) 984-3150

May 7, 2015

QCR Holdings, Inc.

3551 Seventh Street

Moline, Illinois 61265

Re:	QCR Holdings, Inc.
Form S-3 Registration Statement (File No. 333-197129)
3,680,000 Shares of Common Stock, Par Value $1.00 Per Share

Ladies and Gentlemen:

We are counsel to QCR Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 3,680,000 shares (the “Shares”) of common stock of the Company, par value $1.00 per share. The Shares are to be offered and sold by the Company pursuant to a prospectus supplement, dated May 4, 2015 (the “Prospectus Supplement”), and the accompanying base prospectus, dated July 14, 2014 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), that form a part of the Company’s effective Registration Statement on Form S-3 (File No. 333-197129) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act on June 30, 2014. 480,000 of the Shares are issuable upon exercise of the option by the underwriters to purchase additional shares pursuant to the Underwriting Agreement, dated May 7, 2015 (the “Underwriting Agreement”), among the Company and the underwriters named on Schedule A of the Underwriting Agreement.

We are familiar with the proceedings taken by the Company in connection with the authorization of the Shares. We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Shares, when sold and delivered against payment for the Shares pursuant to the Underwriting Agreement and as described in the Registration Statement and Prospectus, will be validly issued, fully paid, and non-assessable.

We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than the laws of the State of Delaware and the federal laws of the United States. The opinions expressed above are as of the date of this letter, and we do not assume an obligation to update or supplement those opinions to reflect a fact or circumstance that in the future comes to our attention or a change in law that in the future occurs or becomes effective. This letter is limited to the matters set forth in it, and no opinions are implied or may be inferred beyond those expressly stated above.

BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP

QCR Holdings, Inc.

May 7, 2015

We consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement, and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered for the purposes of Part II, Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K and may not be used, quoted, or referred to or filed for any other purpose without our prior written permission.

Very truly yours,

/s/ Barack Ferrazzano Kirschbaum &

Nagelberg LLP